INDEPENDENT AUDITORS' CONSENT

The Board of Directors
ECB Bancorp, Inc.


We consent to incorporation by reference in the Registration Statement of ECB Bancorp, Inc. on Form S-8 relating to the ECB Bancorp, Inc. Omnibus Stock Ownership and Long-Term Incentive Plan, of our report dated February 4, 2000, relating to the consolidated balance sheets of ECB Bancorp, Inc. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-KSB of ECB Bancorp, Inc.

                                                                        KPMG LLP

Raleigh, North Carolina
March 23, 2000